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                                                                     EXHIBIT 4.1



                        [SANWA BANK LIMITED LETTERHEAD]



PRIVATE AND CONFIDENTIAL

Our Ref: 546/00-GF-610b

13th December, 2001

Jetcrown Industrial Limited
516-517 Hong Leong Ind. Complex,
4 Wang Kwong Road,
Kowloon Bay,
Kowloon


Attn: Mr. Richard Lau


Dear Sirs,

Re: Uncommitted Banking Facilities

We refer to the facility letter dated 27th October, 2000 as amended by the letter dated 27th December, 2000 (which said facility letter as amended as aforesaid is hereinafter referred to as the "Facility Letter") whereby we agreed to make available to you various uncommitted banking facilities upon and subject to the terms and conditions set out therein.

We write to confirm that with effect from 2nd January, 2002, certain terms of the Facility Letter shall be amended as follows:-

(1)     Clause 3 of the Facility Letter shall be amended as follows:-

        "3.     Interest

        Loan facility           Interest on each drawing shall be charged at
                                1.25% per annum above our cost of funds as conclusively determined by us. You will have the option to choose any interest period varying from one (1) week to three (3) months and interest shall be payable in arrears on the last day of each applicable interest period.



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         Overdraft facility     Interest shall be charged at whichever is the
                                higher of (i) the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or
                                (ii) 0.25% per annum above our cost of funds as conclusively determined by us and shall be payable monthly in arrears on the first day of each calendar month.

         Bills receivable
         facility Interest shall be charged at (i) whichever is the higher of the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or our cost of funds as conclusively determined by us (in case of Hong Kong Dollars items) or (ii) 1% per annum above our cost of funds as conclusively determined by us (in case of any other currency items).

         Bills negotiation
         facility Interest shall be charged at 0.8% per annum above our cost of funds as conclusively determined by us.

         If you fail to pay any sum due hereunder or in respect of any of the Facilities (including, without limitation, any sum payable pursuant to this paragraph) on its due date, you shall pay default interest on such sum from its due date up to the date on which actual payment is received by us, on a daily basis, at the rate conclusively determined by us to be 5% per annum above whichever is the higher of the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or our cost of funds, or, in case of the overdue sum denominated other than in Hong Kong Dollars, 5% per annum above our cost of funding the overdue sum. Default interest shall be payable on demand."

(2)     Clause 4(a) of the Facility Letter shall be amended as follows:-

        "(a) Commission in lieu of exchange and opening commission for each letter of credit shall be charged as follows:-

                -       1/8% on the first US$100,000 or its equivalent; and

                -       l/32% on the balance, if any."

Save as amended herein, all other terms and conditions as stipulated in the Facility Letter shall remain unchanged and in full force and effect.

As evidence of your agreement hereof, please return to us on or before 31st January, 2002 the duplicate of this letter duly signed by you and countersigned by Deswell Industries, Inc. as the guarantor together with certified copies of the guarantor's and your relevant Board resolutions.



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Yours faithfully,

For and on behalf of
The Sanwa Bank, Limited
Hong Kong Branch


/s/ Y. MIKI
-----------------------
Y. Miki
Deputy General Manager


                          ****************************


To:  The Sanwa Bank, Limited
     Hong Kong Branch

We hereby accept the above amendments to the Facility Letter and agree to be bound thereby.


For and on behalf of
Jetcrown Industrial Limited


/s/ LAU PUI HON
----------------------------
Name: Lau Pui Hon
Title: DIRECTOR
Date: DEC. 29, 2001



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We hereby acknowledge and agree to the above amendment to the Facility Letter and confirm that the Continuing Guarantee dated 12th November, 1994 given by us remains in full force, valid and effect.



For and on behalf of
Deswell Industries, Inc.


/s/ LAU PUI HON
----------------------------
Name: Lau Pui Hon
Title: DIRECTOR
Date: DEC. 29, 2001



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